Andrew Minten, FSA, MAAA
Actuary
Corporate Actuarial
5701 Golden Hills Drive
Minneapolis, MN 55416

March 18, 2003

The Board of Directiors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416

                               CONSENT OF ACTUARY

I hereby consent to the inclusion of the illustrations of Policy Benefits contained in Part B of Registration Statement Form N-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying funds, and are shown at a variety of underwriting classifications.

Sincerely,

By: /S/ Andrew Minten
Andrew Minten, FSA, MAAA